Exhibit 99.1
Press Release Dated August 8, 2013

Two Rivers Completes a Total of $12,000,000 in Financing for Arkansas Storage
Expands Vegetable Production / Disputes Lower Ark Conservancy Claim

DENVER – August 8, 2013 - Two Rivers Water & Farming Company (“Two Rivers”), OTCBB: TURV) (www.2riverswater.com) announced today it has completed a $2,000,000 private bond financing to complement a $10,000,000 low cost loan approved by the Colorado Water Conservation Board for the development of storage on the Arkansas River.  The private bond financing allows for Two Rivers to raise an additional $1,000,000, if necessary.  The financing did not include any equity provisions for note holders.

Two Rivers was able to expand the acreage committed to whole food vegetable production during the drought in 2013.  While most farmers were only able to plant 40% of their total acreage because of the drought, Two Rivers was able to expand its acreage dedicated to vegetable production as a result of working with partners to increase storage on the Arkansas River.

John McKowen, CEO of Two Rivers, stated, “By expanding our relationship with the Arkansas Groundwater Users Association (AGUA), we were able to increase the amount of water we pumped from our well system during the drought and increase our production.  We passed through leased water we obtained from the Pueblo Board of Water Works and in return AGUA was able to provide more augmentation water to us and other farmers in the Arkansas Basin during the drought.  We look forward to further expanding our relationship with AGUA and other augmentation providers.”

Asked about comments from the Lower Arkansas Conservancy District regarding conservation, Mr. McKowen responded,  “The Conservancy District has a political agenda which has nothing to do with good farm practices.  If they would have simply contacted us and visited our farms, as they are required to do in the conservation easement, they would have seen we added water to the required water of the conservation easement and increased production rather than diminished it.  We support the Conservancy District’s desire to keep water in agriculture, but they need to get their facts right and stop attacking those with the same desire.”

About Two Rivers:

Two Rivers has developed and operates a revolutionary new water business model suitable for arid regions in the Southwestern United States whereby the Company synergistically integrates irrigated farming and wholesale water distribution into one company, utilizing a practice of rotational farm fallowing.  Rotational farm fallowing, as it applies to water, is a best methods farm practice whereby portions of farm acreage are temporarily fallowed in cyclic rotation to give soil an opportunity to reconstitute itself.  The Company produces and markets high value vegetable and fodder crops on its irrigated farmland and provides wholesale water distribution through farm fallowing agreements in its initial area of focus on the Arkansas River and its tributaries on the Southern Front Range of Colorado.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
John McKowen
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com